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                                                                      Exhibit 11
                         BECTON, DICKINSON AND COMPANY
                       COMPUTATION OF EARNINGS PER SHARE
               (All amounts in thousands, except per share data)

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
                                                                                       Nine Months Ended
                                                                                             June 30,
                                                                                 -------------------------------
PRIMARY EARNINGS PER SHARE                                                           1995              1994
- --------------------------                                                       ---------------  --------------

  Net income                                                                      $     165,123   $    140,863
  Less preferred stock dividends                                                         (2,706)        (2,795)
                                                                                   -------------   -------------

  Net income applicable to common stock                                           $     162,417   $    138,068
                                                                                   =============   =============


Shares:
  Average shares outstanding                                                             67,557         72,658
  Add dilutive stock equivalents from stock plans                                         2,046            990
                                                                                   -------------   -------------
  Weighted average number of common and common
   equivalent shares outstanding during the year                                         69,603         73,648
                                                                                   =============   =============



Earnings per share                                                                $        2.33   $       1.87
                                                                                   =============   =============


FULLY DILUTED EARNINGS PER SHARE
- --------------------------------

  Net income applicable to common stock                                           $     162,417   $    138,068
  Add preferred stock dividends
     using the "if converted" method                                                      2,706          2,795
  Less additional ESOP contribution, using
     the "if converted" method                                                           (1,068)        (1,159)
                                                                                   -------------   -------------
  Net income for fully diluted earnings per share                                 $     164,055   $    139,704
                                                                                   =============   =============

Shares:
  Average shares outstanding                                                             67,557         72,658
  Add:
    Dilutive stock equivalents from stock plans                                           2,484          1,369
    Shares issuable upon conversion
        of preferred stock                                                                1,495          1,538
                                                                                   -------------   -------------
  Weighted average number of common shares used
   in calculating fully diluted earnings per share                                       71,536         75,565
                                                                                   =============   =============



Fully diluted earnings per share                                                  $        2.29   $       1.85
                                                                                   =============   =============
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